Exhibit 10.18(6)

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is dated and effective as of March 25, 2022 (the “Effective Date”), by and between Aspen Aerogels, Inc., a Delaware corporation (the “Company”), and Virginia Hope Johnson (the “Executive”).

Recitals:

A. The Company wishes to employ Executive and the Executive wishes to accept such employment on the terms and conditions set forth in this Agreement.

B. As an employee of the Company, the Executive will continue to be given access to or come into contact with certain proprietary and/or confidential information of the Company.

C. As a condition of Executive’s employment with the Company, Executive shall enter into an Employment, Confidentiality and Non-Competition Agreement (the “Confidentiality and Non-Competition Agreement”) which was provided to her on March 24, 2022 and will take effect as of the Executive’s Employment Commencement Date (as defined below).

D. The foregoing recitals shall be incorporated into and be a part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings.

“Board” means the Company's board of directors.

“Cause” means: (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, failure to perform assigned duties, or material breach of an employment or other agreement with the Company, which results in material harm to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; (v) conduct substantially prejudicial to the business of the Company; or (vi) the indictment of the Executive for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company. For purposes hereof, whether or not the Executive has committed an act or omission of the type referred to in subparagraphs (i) through (vi) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time.

“Change of Control” shall mean the first to occur of any of the following events: (i) the consummation of a reorganization, merger, consolidation or other similar transaction of the Company with or into any other Person or Group (within the meaning of Section 13(d)(3) of the Securities Act of 1934, as amended) in which holders of the Company’s voting securities immediately prior to such reorganization, merger, consolidation or other similar transaction will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any Person or any Group of such quantity of the Company’s voting securities as causes such Person or Group (other than a Person or Group who is a shareholder of the Company on the Effective Date) to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting securities of the Company other than as a result of (a) an acquisition of securities directly from the Company or (b) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such Person or Group to more than 50% of the combined voting power of such voting securities; or (iv) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors. As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board who (a) was a member of the Board immediately after the Effective Date, or (b) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the Continuing Directors who were members of the Board at the time of that nomination or election; provided, however, that in no case shall (1) the public offering and sale of the Company’s common stock by its shareholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

“Good Reason” means: (i) any material breach by the Company of this Agreement; (ii) a change in the Executive’s reporting relationships such that the Executive no longer directly reports to the President or Chief Executive Officer; (iii) a material reduction or material adverse change in the Executive’s current duties, responsibilities and authority, without his or her consent; (iv) the demand by the Company for the Executive to relocate or commute more than 40 miles from Northborough, Massachusetts without his or her consent; or (v) any reduction by the Company in the Executive’s Base Salary or the Executive’s Performance Bonus Target without his or her consent, except for across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company. For purposes hereof, whether or not the Executive has Good Reason to terminate his or her employment by the Company pursuant to subparagraphs (i) through (v) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time.

“Permanent Disability” means the Executive is unable to perform, by reason of physical or mental incapacity, his or her then duties or obligations to the Company, for a total period of one hundred eighty (180) days in any three hundred sixty (360) day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a governmental entity or any department, agency or political subdivision thereof.

“Qualifying Termination” means the date on which the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e).

2. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company consistent with the Executive’s position and duties, upon the terms and conditions set forth in this Agreement. Executive’s employment with the Company shall commence on a date between May 16, 2022 and May 31, 2022, as mutually agreed to by the Company and the Executive (the “Employment Commencement Date”).

(a) Term. The term of this Agreement shall commence on the Employment Commencement Date and continue until the earlier of (i) December 31, 2025 or (ii) the termination of this Agreement in accordance with the provisions of Section 3 (the “Employment Period”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.

(b) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Legal Officer, General Counsel and Corporate Secretary of the Company and shall have the duties, responsibilities and authority consistent with such position that are designated by the Company’s Chief Executive Officer, subject to the direction and supervision of the Board.

(ii) The Executive shall devote his or her best efforts and his or her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his or her duties and responsibilities to the best of his or her abilities in a diligent, trustworthy businesslike and efficient manner. Notwithstanding the foregoing, the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of the Executive’s duties under this Agreement to any one or more of the following activities: (i) engaging in charitable activities, including serving on the boards of directors of charitable organizations or (ii) serving on the board of directors of any other company with the prior written approval of the Company.

(iii) The Executive agrees to abide by the Company's Code of Business Conduct and Ethics, Anti-Corruption Policy, Complaints Handling Policy, Insider Trading Policy, Disclosure Controls and Procedures Under the Securities Exchange Act of 1934, Form 8-K Disclosure Compliance Policy, Regulation FD Disclosure Policy, the Chief Executive Officer's Delegation of Authority and the Short-Term Investment Policy, each as in effect from time to time and such other policies, rules and regulations as the Company may adopt from time to time.

(c) Salary and Benefits. During the Employment Period, Executive shall be entitled to the following compensation and benefits:

(i) Base Salary. During the Employment Period, the Executive’s base salary shall be $450,000 (such annual salary, as it may be adjusted upward by the Board in its discretion, being referred to as the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices, shall be subject to customary withholding and may be increased (but not decreased) at the discretion of the Board.

(ii) Annual Performance Bonus. The Executive shall be eligible to earn an annual cash incentive bonus (the “Performance Bonus”) of not less than 55% of the Executive’s then effective Base Salary (each, a “Performance Bonus Target”), subject in all respects to the terms and conditions established by the Board.

(iii) Expense Reimbursement. The Company will reimburse the Executive for all reasonable travel and other expenses (including periodic dues and membership fees pertaining to attorney licensing registrations, professional associations and industry groups) incurred by the Executive in connection with the performance of his or her duties and obligations under this Agreement. The Executive shall comply with such reasonable limitations and reporting requirements with respect to expenses as may be established by the Company from time to time.

(iv) Benefit Plans and Programs. The Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now or established later by the Company on the same basis as similarly situated senior executives of the Company. The Executive may participate to the extent permissible under the terms and provisions or such plans or programs, in accordance with program provisions. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives of the Company as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be, so long as such plans or programs are replaced with plans no less favorable, in the aggregate, than existing plans.

(v) Grants of Long-Term Compensation. The Executive shall also be eligible for grants of long-term incentive compensation, including options to purchase the Company’s common stock, restricted stock and/or restricted stock units, all on terms and conditions established by the Board. The Company will request the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to authorize at its first quarterly meeting occurring after the Employment Commencement Date the following grants to Executive: (x) a Special Equity Incentive Grant (“SEIG”) of shares of the Company’s common stock, which will vest in accordance with time vesting and performance vesting conditions set forth by the Company, and will have an aggregate fair market value of approximately $1,000,000 based on the 30-day volume weighted average price as of the date of grant, and (y) a new hire equity grant (“NHEG”), consisting of restricted stock units and non-qualified stock options as determined by the Compensation Committee, with an aggregate fair market value as of the date of grant of approximately $450,000 vesting on terms set forth by the Compensation Committee at the time of grant.

(vi)
Clawback Policy. All compensation shall be subject to any forfeiture or clawback policy established by the Company or the Board generally for senior executives from time to time and any other such policy required by applicable law.

(d) Change of Control: Options and Stock-Based Awards. In the event of a Change of Control, notwithstanding anything to the contrary in any then outstanding option agreement or stock-based award agreement to the extent any outstanding stock options and other stock-based awards are not assumed by the Company’s successor in a Change of Control, the vesting of all stock options and other stock-based awards outstanding and held by the Executive as of the Change of Control shall immediately accelerate and become fully vested and exercisable, subject to any permitted action by the Board upon a Change of Control under the Company’s applicable equity plan to terminate the stock options or other stock-based awards upon a Change of Control, provided, however, that the foregoing shall not apply to any outstanding equity award to the extent such acceleration of vesting would result in a violation of Section 409A of the Code. The foregoing shall not apply to the SEIG, the vesting of which upon a change of control shall be governed solely by the terms established at the time of grant by the Compensation Committee.

3. Termination. During the Employment Period, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his or her death.

(b) Disability. The Company may terminate the Executive’s employment upon the Executive’s Permanent Disability. If any question shall arise as to whether the Executive has a Permanent Disability so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(d) Termination by Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Permanent Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his or her employment hereunder at any time for any reason, including but not limited to Good Reason. In the event the Executive seeks to terminate his or her employment for Good Reason, the Executive shall comply with the “Good Reason Process” (hereinafter defined) following the occurrence of any purported Good Reason. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following receipt of such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his or her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason or determines in its reasonable good faith discretion that a Good Reason condition has not occurred during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his or her death, the date of his or her death; (ii) if the Executive’s employment is terminated on account of Permanent Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date which is specified in the Notice of Termination, provided that such date must occur within the sixty (60) day period after the end of the Cure Period. Notwithstanding the foregoing, in the event that either party gives a Notice of Termination, the Company may unilaterally accelerate the Date of Termination.

4. Compensation on Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his or her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and, to the extent required by law, unused vacation that accrued through the Date of Termination, such amounts to be paid no more than thirty (30) days after the Executive’s Date of

Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b) Qualifying Termination Prior to A Change of Control. If the Executive incurs a Qualifying Termination during the Employment Period and prior to a Change of Control, then in addition to the Accrued Benefits, and subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within sixty (60) days of the Date of Termination (the “Release Period”):

(i) the Company shall pay the Executive an amount equal to one hundred percent (100%) of the sum of (A) the Executive’s then effective Base Salary and (B) an amount equal to the Executive’s then effective Performance Bonus Target (the “Severance Amount”).

(ii) the Company shall pay the Executive any accrued but unpaid Performance Bonus for the prior fiscal year then owed or fully earned by the Executive in accordance with Section 2(c)(ii) above (the “Earned Performance Bonus”).

(iii) the Company shall pay the Executive a pro-rata portion of the Performance Bonus based upon actual achievement of the performance metrics for the fiscal year in which the Termination Date occurs (calculated by dividing the number of full months of the applicable fiscal year through the Date of Termination by 12, and multiplying this fraction by the Executive’s then effective Performance Bonus Target) (the “Pro-Rata Bonus”).

(iv) the COBRA eligible health care insurance benefits (e.g., health, dental) being provided by the Company to the Executive on the Date of Termination shall continue in place at the same cost to the Executive as applied to “active” participants on the Date of Termination for a period equal to the lesser of (i) the COBRA Benefit Period or (ii) twelve (12) months (“Health Care Continuation Benefit”). The “COBRA Benefit Period” means the period of time after such termination during which COBRA benefits are available to the Executive as of the Date of Termination as set forth in the Company’s health care plan. The Executive shall be responsible for applying for the COBRA eligible health care insurance benefit, paying for the same and submitting evidence of such premium costs to the Company for reimbursement during the COBRA Benefit Period. The Company shall reimburse the Executive for the employer’s portion of such premiums (as applicable to the active rate) within 15 days of receipt of evidence of the payment of the premium costs to the Company (“Premium Reimbursement Payments”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the premiums, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of such period, a fully taxable cash payment equal to the premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such period. The Executive may, but is not obligated to, use such Special Severance Payment toward the cost of premiums.

(v) if the Executive requests, the Company shall pay (“Outplacement Payments”) for an outplacement service (to be selected by the Company) for services rendered in assisting the Executive in locating another job, for a period of six (6) months following the Date of Termination or until the Executive begins working for another employer, whichever occurs first (“Outplacement Services”). These Outplacement Payments, which the Company shall make directly to the vendor providing Outplacement Services, are contingent upon the Executive’s cooperation with the outplacement service and upon active efforts by the Executive to locate another position.

(vi) Notwithstanding anything to the contrary in any then outstanding option agreement or stock-based award agreement, (a) the vesting of such number of stock options and other stock-based awards, other than the SEIG, outstanding and held by the Executive as would have vested in the twelve (12) months immediately following the Date of Termination had the Executive continued his or her employment for such twelve (12) month period shall immediately accelerate and become vested and exercisable as of the Date of Termination, and (b) subject to any permitted action by the Board upon a Change of Control or other merger, sale, dissolution or liquidation of the Company under Company’s applicable equity plan to terminate the stock options or other stock-based awards, all vested stock options held by the Executive shall be exercisable for one (1) year from the Date of Termination. The foregoing shall not apply to the SEIG, the vesting of which upon a Qualifying Termination shall be governed solely by the terms established at the time of grant by the Compensation Committee.

(c) RESERVED.

(d) Timing and Form of Severance Payments.

The benefits provided to Executive under Sections 4(b)(i), (ii), (iii), (iv), and (v) shall be paid in the form and at the time specified below:

(i)
Severance Amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)
Earned Performance Bonus shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, the Earned Performance Bonus shall be paid in the second calendar year by the last day of such 60-day period.
(iii)
The Pro-Rata Bonus shall be paid when the annual performance bonus would have been otherwise paid if Executive had continued his or her employment through the applicable performance period.

(iv) Health Care Continuation Benefit shall commence immediately upon the Executive’s Date of Termination and the Executive shall immediately become eligible for Reimbursement Payments in accordance with Section 4(b)(iii), provided however if an executed Separation Agreement and Release has not become fully effective within Release Period, the Company shall immediately cease making Premium Reimbursement Payments (or, if applicable, Special Severance Payments) and the Executive shall be obligated to promptly repay to the Company any previously received Premium Reimbursement Payments (or, if applicable, any Special Severance Payments).

(v) Outplacement Services shall commence immediately upon the Executive’s Date of Termination, provided however if an executed Separation Agreement and Release has not become fully effective within the Release Period, Outplacement Services shall immediately cease and the Executive shall be obligated to promptly repay to the Company any previously made Outplacement Payments.

(e) Rights to Severance. The receipt of any severance payments or benefits pursuant to Section 4 shall be subject to the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the Release Period, so long as the Company provides the form of Severance Agreement to the Executive no less than twenty-one (21) days prior to the end of the Release Period. In the event the Executive revokes her acceptance of the Separation Agreement and Release within any applicable revocation period, the Executive shall forfeit his or her right to receive any severance payments or benefits under Section 4 and, as specified in paragraph (d) above, and the Company shall have the right to recoup from the Executive any previously made severance payments or benefits. In the event the Executive materially breaches any of the provisions set forth in the Confidentiality and Non-Competition Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which the Executive may otherwise be entitled pursuant to Section 4 without affecting the effectiveness of the Executive’s release or the Executive’s obligations under the Separation Agreement and Release.

(f) Other Termination Events. The Executive hereby agrees that no severance compensation shall be payable upon termination of the Executive’s employment with the Company (i) by the Company with Cause; (ii) by the Executive without Good Reason; or (iii) as a result of the Executive’s death or Permanent Disability, and the Executive hereby waives any claim for severance compensation except as set forth in Section 4(b).

5. Change of Control. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, other than with respect to the requirement for the execution and delivery of a Separation Agreement and Release, the provisions of Section 4 regarding severance pay and benefits upon a Qualifying Termination, if a Qualifying Termination occurs within twenty-four (24) months after the occurrence of a Change of Control (“CIC Qualifying Termination”). This Section 5 shall terminate and be of no force or effect beginning twenty-four (24) months after the occurrence of a Change of Control.

(a) Qualifying Termination after a Change of Control. During the Employment Period, if the Executive incurs a CIC Qualifying Termination, then in addition to the Accrued Benefits, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable within the Release Period:

(i) the Company shall pay the Executive an amount equal to two hundred percent (200%) of the sum of (A) the Executive’s then effective Base Salary and (B) the Executive’s then effective Performance Bonus Target (“CIC Severance Amount”).

(ii) the Company shall pay the Executive any accrued but unpaid Performance Bonus for the prior fiscal year then owed or fully earned by the Executive in accordance with Section 2(c)(ii) above (“CIC Earned Performance Bonus”).

(iii) the Company shall pay the Executive the Pro-Rata Bonus.

(iv) the COBRA eligible health care insurance benefits (e.g., health, dental) being provided by the Company to the Executive on the Date of Termination shall continue in place at the same cost to the Executive as applied to “active” participants on the Date of Termination for a period equal to the lesser of (i) the COBRA Benefit Period or (ii) twenty-four (24) months (“CIC Health Care Continuation Benefits”). The Executive shall be responsible for applying for the COBRA eligible health care insurance benefit, paying for the same and submitting evidence of such premium costs to the Company for reimbursement during the COBRA Benefit Period. The Company shall reimburse the Executive for the employer’s portion of such premiums (as applicable to the active rate) within 15 days of receipt of evidence of the payment of the premium costs to the Company (“CIC Premium Reimbursement Payments”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the premiums, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of such period a fully taxable cash payment equal to the premiums for that month, subject to applicable tax withholdings (such amount, the “CIC Special Severance Payment”), for the remainder of such period. The Executive may, but is not obligated to, use such Special Severance Payment toward the cost of premiums.

(v)
if the Executive wishes, the Company will pay for an outplacement service (“CIC Outplacement Payments”) (to be selected by the Company) for services rendered in assisting the Executive in locating another job, for a period of six (6) months following the Date of Termination or until the Executive begins working for another employer, whichever occurs first (“CIC Outplacement Services”). These CIC Outplacement Payments, which the Company shall make directly to the vendor providing the CIC Outplacement Services, are contingent upon the Executive’s cooperation with the outplacement service and upon active efforts by the Executive to locate another position.
(vi)
CIC Severance Amount shall be payable in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(vii)
CIC Earned Performance Bonus shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, the Earned Performance Bonus shall be paid in the second calendar year by the last day of such 60-day period.
(viii)
The Pro-Rata Bonus shall be paid when the annual performance would have been paid if Executive had continued his or her employment through the payment date.

(ix) CIC Health Care Continuation Benefit shall commence immediately upon the Executive’s Date of Termination and the Executive shall immediately become eligible for Reimbursement Payments in accordance with Section 5(a)(iv), provided however if an executed Separation Agreement and Release has not become fully effective within the CIC Release Period, the Company shall immediately cease making CIC Premium Reimbursement Payments (or, if applicable, any CIC Special Severance Payments) and the Executive shall be obligated to promptly repay to the Company any previously received CIC Premium Reimbursement Payments (or, if applicable, any CIC Special Severance Payments).

(ix)
CIC Outplacement Services shall commence immediately upon the Executive’s Date of Termination, provided however if an executed Separation Agreement and Release has not become fully effective within the CIC Release Period, CIC Outplacement Services shall immediately cease and the Executive shall be obligated to promptly repay to the Company any previously made CIC Outplacement Payments.

(xi) Notwithstanding anything to the contrary in any then outstanding option agreement or stock-based award agreement, the vesting of all stock options and other stock-based awards, other than the SEIG, outstanding and held by the Executive, shall immediately accelerate and become fully vested and exercisable as of the Date of Termination, and subject to any permitted action by the Board upon a Change of Control under Company’s applicable equity plan to terminate the stock options or other stock-based awards upon a Change of Control, all vested stock options shall be exercisable for one (1) year from the Date of Termination. The foregoing shall not apply to the SEIG, the vesting of which upon a change of control shall be governed solely by the terms established at the time of grant by the Compensation Committee.

(b) RESERVED.

(c) Right to Severance under Section 5. The receipt of any severance payments or benefits pursuant to Section 5 shall be subject (i) the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the CIC Release Period and (ii) to the Executive’s continued compliance with the Confidentiality and Non-Competition Agreement. In the event an executed Separation and Release Agreement does not become fully effective within the Release Period, the Executive shall forfeit his or her right to receive any severance payments or benefits under Section 5 and, as specified in paragraph (c) above, the Company shall have the right to recoup from the Executive any previously made severance payments or benefits. In the event the Executive materially breaches any of the provisions set forth in the Confidentiality and Non-Competition Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which the Executive may otherwise be entitled pursuant to Section 5 without affecting the effectiveness of the Executive’s release or the Executive’s obligations under the Separation Agreement and Release.

(d) Continued Compliance. The receipt of any severance payments or benefits pursuant to Section 5 shall be subject to the Executive not materially violating any of the provisions set forth in the Confidentiality and Non-Competition Agreement. In the event the Executive breaches any of the provisions set forth in the Confidentiality and Non-Competition Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which the Executive may otherwise be entitled pursuant to Section 5 without affecting the Executive’s release or the Executive’s obligations under the Separation Agreement and Release.

(e) Other Termination Events. The Executive hereby agrees that no severance compensation shall be payable upon termination of the Executive’s employment with the Company (i) by the Company with Cause; (ii) by the Executive without Good Reason; or (iii) as a result of the Executive’s death or Permanent Disability, and the Executive hereby waives any claim for severance compensation except as set forth in Section 5(a).

(f) Parachute Payments. If Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or any of its subsidiaries or other affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 5(f), then no such reduction shall be made. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the following order (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination of the Independent Tax Counsel under this Section 5(f) shall be final and binding on all parties hereto. For purposes of this Section 5(f), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Board, and whose fees and disbursements shall be paid by the Company. The Executive shall have the right, at her own expense, to retain Independent Tax Counsel to rebut any decision made by the Company’s Independent Tax Counsel, who may consider such rebuttal before making its final and binding determination.

6. Tax, Insurance and Indemnity.

(a) Insurance and Indemnity. In no event shall the termination of the Executive’s employment by the Company or any such termination by the Executive pursuant to this Agreement release any claim by the Executive for indemnification that he or she is otherwise entitled to under any director or officer’s insurance policy or any articles, bylaws or other foundation documents of the Company. The Executive shall be entitled to the protections set forth the Company’s Bylaws (as may be amended and restated from time to time) with respect to Indemnification of Directors. Without limiting the foregoing, the Company shall provide Executive with reasonable director’s and officer’s insurance coverage that is at least as favorable as the coverage in existence on the date of this Agreement (the “Existing D&O Coverage”); provided, however, that in no event shall the Company be obligated to maintain director’s and officer’s insurance coverage to the extent that premiums thereunder exceed 200% of the premiums payable by the Company under the Existing D&O Coverage on the date hereof (the “Threshold”); provided, further, that to the extent such premiums exceed the foregoing Threshold, the Company shall obtain director’s and officer’s insurance coverage on terms as similar as reasonably practicable to the terms of the Existing D&O Coverage without exceeding the Threshold. Such insurance coverage shall continue in effect during the Employment Period and after the Employment Period ends for a period of six (6) years thereafter. The cost of such coverage shall be paid by the Company. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change of Control, the obligations set forth in this section shall terminate, provided that the Company shall (x) secure “tail insurance” with respect to the Existing D&O Coverage on reasonable terms and conditions of coverage, and (y) require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to honor any indemnification obligations that the Executive is otherwise entitled to under any articles, bylaws or other foundation documents of the Company in the same manner as the Company’s directors and officers immediately prior to such Change of Control.

(b) 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv) The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(v)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Representations and Warranties of the Executive. Executive hereby represents and warrants to the Company that:

(a) The Executive:

(i) has not been convicted within the last five (5) years of any felony or misdemeanor in connection with the offer, purchase, or sale of any security or any felony involving fraud or deceit, including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, or conspiracy to defraud;

(ii) is not currently subject to any state administrative enforcement order or judgement entered by a state securities administrator within the last five (5) years and is not subject to any state’s administrative enforcement order or judgement in which fraud or deceit (including, but not limited to, making untrue statements of material facts and omitting to state material facts) was found in which the order or judgement was entered within the last five (5) years; and

(iii) is legally authorized to work in the United States of America.

(b) This Agreement constitutes the legal, valid and binding obligations of the Executive, enforceable in accordance with its terms, and execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgement, order or decree to which the Executive is subject.

8. Representations and Warranties of the Company. The Company hereby represents and warrants to the Executive that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the charter or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order judgement or decree to which the Company is subject.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with a confirmation of receipt and accompanied by a certified or registered mailing. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Aspen Aerogels, Inc.

30 Forbes Road

Northborough, MA 01532

Telephone: (508) 691-1111

Facsimile:(508) 691-1200

Attention: Board of Directors

with copies (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone: (617) 348-3013

Facsimile:(617) 542-2241

Attention: Sahir Surmeli

To the Executive:

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

10. Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement and the agreements referred to herein (including, without limitation, the Confidentiality and Non-Competition Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c) Waiver of Jury trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(d) Counterparts; Facsimile Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile transmission.

(e) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Executive may not assign or delegate to any third person the Executive's obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(f) Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

(g) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

(i) Certain Expenses. The Company agrees to pay, as incurred, to the fullest extent permitted by law, or indemnify the Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that the Executive shall reimburse the Company for all such payments made by the Company in connection with a contest by the Company if a court of competent jurisdiction or an arbitrator shall find that the Executive did not act in good faith in connection with such contest.

(j) Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

(k) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11(k).

(l) Survival. The provisions of Sections 1, 2, 4, 5, 6, 9 and 10 of this Agreement shall survive any termination of this Agreement in accordance with the terms of such sections.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ASPEN AEROGELS, INC.
By:	/s/ Donald R. Young
Name:	Donald R. Young
Title:	President and Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Virginia Hope Johnson
Virginia Hope Johnson

ASPEN AEROGELS, INC.

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This agreement (“Agreement”) is entered into by and between ASPEN AEROGELS, INC., a Delaware corporation with its principal place of business at 30 Forbes Road, Building B, Northborough, Massachusetts 01532, for itself and on behalf of all of its subsidiaries and affiliates, including but not limited to Aspen Aerogels Rhode Island LLC and Aspen Aerogels Georgia LLC (collectively, the “Company”), on the one hand, and the undersigned employee of the Company (“Employee”), on the other, effective as of the date Employee commences employment with the Company, except for Section 4, which shall be effective either (a) the date the Employee commences employment with the Company, or (b) in the case of employees already employed by the Company, ten (10) business days after the date of execution by Employee (the “Effective Date”). Employee and Company has also entered into an executive agreement dated March 25, 2022 with additional terms applicable to the employment relationship (the “Executive Agreement”).

In consideration of the employment of the Employee by the Company, the Employee’s eligibility to participate in the Company’s equity incentive plan, bonus plan or other benefits plan as applicable, the Special Consideration (as defined below), or as set forth therein, the training provided to Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees with the Company as follows:

1. Duties. The Company hereby agrees to employ the Employee and the Employee hereby accept such employment in such positions and with such duties and responsibilities as the Company may from time to time determine. Subject to the applicable laws, the Company may assign the Employee and/or this Agreement to one of its subsidiaries as appropriate.

2. Fair and Reasonable Consideration. Employee acknowledges and agrees that this Agreement is supported by fair and reasonable consideration independent of, and in addition to, Employee’s continued employment with the Company. Without limiting the foregoing, Employee acknowledges and agrees that the enhanced payments and benefits provided under Employee’s Executive Agreement with the Company, including but not limited to Employee’s employment as Chief Legal Officer, General Counsel and Corporate Secretary of the Company, and Employee’s receipt of a lump sum payment in the amount of $500 (the “Consideration Payment”), constitute sufficient fair and reasonable consideration to support Employee’s covenants and agreements herein. The Consideration Payment shall be paid to Employee on the Company’s next regularly scheduled payday following the Effective Date.

3. Confidential Information. The Employee hereby acknowledges that the Company has invested extensively in developing technologies, products and markets in the United States and around the world; further acknowledges the techniques, capabilities or limitations of techniques or technologies used by the Company or in Company’s Business (as defined below), recipes, formulae, technology direction, product or technology development methodology, technology assessment, experimental procedures, results, process development, product plans, development plans, testing procedures, quality control and testing processes, computer programs, processes, algorithms, methods, technology, designs and production, distribution, business and marketing plans, business methods and manuals, sales techniques and strategies, training methods and materials, pricing programs, and any other information of value to the Company that is not generally known to the public or the Company’s competitors (collectively, “Trade Secrets”), including any such information developed by the Employee during the course of his or her employment with the Company, are of a confidential and secret character, of great value and propriety to the Company.

Employee understands that certain information and data may be provided to the Company from time to time by vendors, clients, partners and customers of the Company, on the understanding and condition that such data and information (“Third Party Information”) will be protected by the Company and its employees as confidential information, and as such will not be disclosed to any entity or person not authorized by the vendors, clients or customers.

Employee also understands that, in the course of performing work for the Company or in connection with Company’s Business, he or she will develop from time-to-time ideas, techniques, processes, plans, technology, codes, applications, information, data, writings, and other items that will be the work product of the employment relationship (collectively, “Employment Work Product”), and that any and all such Employment Work Product shall be and remain the property of the Company.

Employee further understands and agrees that all present and future non-public information and know-how regarding the Company’s businesses, financial or financing information, services, products, ideas, techniques, processes, plans, technology, codes, vendors, suppliers, clients and customers, customer information, contracts or other arrangements, work-in-progress, employee list or related information, organizational structure, supply chain information or strategy, pricing or pricing strategy, internal controls, security procedures, compilations whether or not in writing, (collectively, “Proprietary Information”) will not be disclosed by Employee to any person or entity without the specific written authorization of the Company.

The Company shall give or continue to give the Employee access to the foregoing categories of information (Trade Secrets, Third Party Information, Employment Work Product and Confidential Information collectively or separately referred to as “Confidential Information”) as appropriate and necessary to his or her job duties, so long as the Employee continues to provide services to the Company, and permit the Employee to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. The Employee recognizes that the above lists are not exhaustive and that the Employee should consider the context and circumstances in which the relevant information is produced, handled, or used to construe the full scope of these terms.

The Employee agrees that, without the prior written consent of the Company, he or she shall not, during his or her employment with the Company or at any time thereafter, divulge to anyone, or use for anyone other than Company’s benefit, any Confidential Information, unless such Confidential Information shall be in the public domain in a reasonably integrated form through no fault of the Employee. The Employee further agrees (i) to take all reasonable precautions to protect from loss or disclosure of Confidential Information and all documents, notebooks, materials and

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other data relating to any work performed by the Employee or others relating to or containing the Confidential Information, (ii) not to make any copies of any of these documents, notebooks, materials and data, except in the ordinary course of Company’s Business (as defined below) and for the Company’s benefit, without the prior written permission of the Company, and (iii) upon termination for whatever reason of the Employee’s employment with the Company, or at any other time as requested by the Company, to deliver these documents, notebooks, materials and data forthwith to the Company, and to delete any copies of electronic information that may remain in the Employee’s possession after the provision of copies thereof to the Company. Confidential Information includes information in hard copy and electronic formats. The non-use and non-disclosure restrictions set forth herein apply to any and all forms of information transmittal, including transmittal through any and all forms of social media. Furthermore, Employee agrees to enter into any reasonable confidentiality agreement with third parties as necessary in furtherance of the business of the Company.

Employee recognizes that in the course of her or his services to the Company, Employee may engage with third parties on behalf of the Company and may be required to disclose Confidential Information to such third parties in furtherance of Company’s Business. In such circumstances, Employee agrees to follow Company’s internal policies, procedures and common sense to ensure Company’s rights and obligations in connection with the Confidential Information are protected and Company is not subjected to unreasonable risks. This obligation includes non-disclosure of Confidential Information that the Company does not have rights to disclose and ensuring the recipients of such disclosures have an obligation to protect the disclosed information appropriately.

Notwithstanding any provision of this Agreement prohibiting the disclosure of Inventions (as defined below) or other Confidential Information, the Employee understands that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit or other court proceeding against the Company for retaliating against him or her for reporting a suspected violation of law, the Employee may disclose the Company trade secret to the attorney representing him or her and use the Company trade secret in the court proceeding, if the Employee files any document containing the Company trade secret under seal and do not disclose the trade secret, except pursuant to court order.

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4. Covenant Not-to-Compete.

(a)
Interests to be Protected: Company and Employee acknowledge that Employee will perform essential services for Company, its employees, and/or its stockholders during the term of Employee’s employment with Company. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information. Company and Employee also expressly recognize and acknowledge that the personnel of Company have been trained by, and are valuable to, Company and that Company will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. Company and Employee expressly recognize that it could seriously impair the goodwill and diminish the value of Company’s business should Employee compete with Company in any manner whatsoever. Company and Employee acknowledge this covenant is reasonable and it is necessary for the protection of Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if her or his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly.

(b)
Restricted Period: The Covenant Not-to-Compete shall commence on the first date in the signature block herein (or, if entered into after the start of employment, ten (10) days after the first date in the signature block herein) and continue until one (1) year from the date on which the Employee’s employment with the Company terminates (the “Restricted Period”). If Employee breaches a fiduciary duty to the Company or takes any property belonging to or in the custody of the Company, physically or electronically, the Restricted Period shall be extended to two (2) years. In the case of such an extension, the Company shall not increase the Special Consideration (as defined below).

(c)
Geographic Reach: The “Geographic Reach” is defined as the geographic area in which the Employee provided services or had a material presence or influence within the last two (2) years of his or her employment by the Company.

(d)
Competitive Services: The “Competitive Services” is defined as those activities or services which the Employee provided regardless of job title, at any time within the last two (2) years of his or her employment by the Company.

(e)
Competitive Entities: “Competitive Entities” shall mean any entity or individual who (i) the imports, manufactures, markets, sells, or distributes any product(s) or services that compete(s) with products produced, developed or marketed or services provided by the Company at any time during the Employee’s tenure with the Company (such tenure being the “Term”), or (ii) any entity or individual that directly or indirectly competes with the Company’s Business. For the purposes of this Agreement, Company’s Business shall mean all businesses or business interests in which the Company is engaged, including without limitation, in terms of research, development, manufacturing, commercialization, marketing, sales, distribution of products, services

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and technologies during Term, including, but not limited to products or services involving aerogels and related materials science and technologies as well as any areas the Company develops an intention to engage during the Term.

(f)
Restriction on Competitive Services within the Geographic Reach: During the Restricted Period, within the Geographic Reach, and without the prior written consent of the Company (which consent the Company may grant or withhold in its sole discretion) the Employee shall not engage in any Competitive Services for any Competitive Entities, unless the Company, at its sole discretion and option, chooses not to enforce this Covenant Not-to-Compete by informing the Employee in writing of its election at the time of or prior to termination.

(g)
Acknowledgement: The Employee acknowledges that he or she has read and understands this provision, and that he or she has agreed to it knowingly and voluntarily, in order to obtain the benefits provided to Employee by the Company.

(h)
Special Consideration: As additional consideration for this Covenant-Not-To-Compete set forth this Section, if Company wishes to enforce this Covenant-Not-To-Compete, then Company will pay Employee, and Employee agrees to accept, a payment of 50% Employee’s annual average base pay over the two years prior to the date of termination of employment with the Company (the “Special Consideration”), unless such employee already has an obligation for severance or other post-termination payment, in which case such severance or other post-termination payment shall be considered the Special Consideration defined herein. The Special Consideration shall not include any other form of compensation, including but not limited to, commissions, bonuses, reimbursement of expenses, travel discounts or other fringe benefits. Employee further agrees that the Special Consideration shall be paid at or about the time of termination in lieu of garden leave and other payments therefor. This Special Consideration and Employee’s acceptance thereof shall be at Company’s option exercisable at the time of termination if the Company determines it will enforce this covenant.

5. Non-Solicitation of Customers and Employees. During the Restricted Period, the Employee agrees that he or she will not, directly or indirectly, for his own account or on behalf of any other person or entity, (a) solicit, call upon or accept business from, any customer of the Company with whom Employee (or any person supervised or directed by Employee) has had direct personal contact, or about whom Employee has learned Confidential Information or other business information in the course of Employee’s employment with the Company (a “Restricted Customer”); or (b) interfere with the business relationship between the Restricted Customer and the Company; or (c) solicit, induce, persuade or hire, or attempt to solicit, induce, persuade or hire, or assist any third party in the solicitation, inducement, persuasion or hiring of, any employee of the Company who worked for the Company during Employee’s tenure with the Company, to leave the employ of the Company.

6. Employee Acknowledgements. Employee hereby acknowledges and agrees that:

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(a)
The geographic areas and proscribed activities specified in Section 4 hereof are reasonable, and no greater than necessary, for the protection of the Company’s legitimate business interests;

(b)
Employee received this Agreement for his or her consideration upon the earlier of an offer of employment from the Company or ten (10) business days before the commencement of his or her employment, or, in the case of an existing Employee of the Company, at least ten (10) business days before this Agreement will become effective; and

(c)
Employee has been given a reasonable opportunity to consider the terms of this Agreement, and to consult with an attorney of his or her choosing, prior to executing this Agreement.

7. Intellectual Property.

(a)
Works Made for Hire: Employee agrees that all works of authorship, literary works (including computer programs), audiovisual works, pictorial or graphical representations, translations, compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”) which are originated or produced by you (solely or jointly with others) during your working hours with the Company, in whole or in part, within the scope of, or in connection with, your employment by the Company will be considered "works made for hire" as defined by the U.S. Copyright Act (17 USC §101, as amended). All such works made for hire are and will be the exclusive property of the Company and Employee agrees to treat any such work as Confidential Information. In the event that any Works are not deemed to be “works made for hire,” Employee hereby assigns all of his/her right, title, and interest in and to such Works, including but not limited to, the copyrights therein, to the Company, and agrees to execute any additional agreements or documents the Company reasonably determines are necessary to effectuate the assignment of Employee’s right, title and interest in such Works to the Company.

(b)
Inventions: Employee hereby agrees to assign, and does hereby assign to the Company or Company’s designee, all of Employee’s world-wide right, title and interest in or to any and all ideas, creations, concepts, know-how, designs, apparatus, techniques, processes, inventions, laboratory notebooks, formulae, specifications, discoveries, developments, innovations and improvements (collectively, “Inventions”) that may be used in the Company’s Business or relate to the Company’s Business, whether patentable or not, which are conceived, reduced to practice or otherwise developed by Employee prior to or after the date hereof, while Employee is performing services for the Company (or, if based on or derived from any Confidential Information, made by Employee within two (2) years after the termination of services for the Company), whether alone or in concert with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise. Employee agrees to promptly inform and disclose all Inventions to the

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Company in writing, to assign all Inventions to the Company to provide all assistance reasonably requested by the Company to preserve its interests in the Inventions (such as by executing assignments and other documents, assisting in patent prosecutions and enforcement, testifying, etc. as requested by the Company), such assistance to be provided at the Company’s expense but without additional compensation to the Employee.

(c)
Employee represents and warrants that Employee has not and will not knowingly use or incorporate any intellectual property owned by Employee’s prior employers in connection with Company’s Business, without the written consent of the Company. Employee represents, acknowledges and agrees that he or she has not brought, and will not bring with him or her, or use in the performance of his or her duties for the Company, any materials or documents of any former employer, person, or entity of any type, which are not generally available to the public, unless the Employee has obtained written authorization from the owner thereof for the possession and use of such materials or documents and provided a copy of such authorization to the Company. Employee also understands and agrees, that in his or her employment with the Company, Employee shall not breach any obligation of confidentiality or legal duty that Employee has to any former employer or another third party and agrees that he or she will fulfill any and all such obligations during his or her Period of Employment.

8. Non-Disparagement. Except as otherwise prohibited by applicable law, Employee agrees that during his or her employment by the Company, and during the Restricted Period and at any time thereafter, Employee shall not make any statement, verbally or in writing, or via social media, or take any action, which has the purpose or effect of disparaging the Company, or its directors, officers, employees or its products, to any person or entity who does, or could reasonably be expected to do, business with the Company, to the media, or to the employees of the Company.

9. Workplace Rules. Company may, from time to time, make, adopt, and/or modify workplace policies and rules and provide to Employee (directly or through designated electronic locations) copies of such policies and rules, as the Company determines, at its discretion, as necessary to comply with laws and regulations and to provide safe, efficient, productive and effective workplace and work environment, including but not limited to the Company’s Code of Business Conduct and Ethics, as well as its Employee Handbook. Employee hereby agrees to comply with all such policies and rules along with all applicable laws and regulations.

10. No Conflicting Obligation. Employee hereby represents and warrants to the Company that he or she (a) is not presently under and will not in the future become subject to any obligation to any person, entity or prior employer which is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way his/her performance of his/her employment with the Company and (b) has not disclosed and will not disclose to the Company, nor use for the Company’s benefit, any confidential information and trade secrets of any other person or entity, including any prior employer.

11. Remedy for Breach. The Employee expressly recognizes that any breach or threatened breach of this Agreement by him or her will result in irreparable injury to the Company and agrees

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that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by the Employee; and to enjoin the Employee from activities in violation of this Agreement. In any such action, the Company shall be entitled to recover the costs and attorney’s fees incurred by it in such action.

12. Entire Agreement; Modification. This instrument along with the Executive Agreement, contains the entire Agreement between the Company and the Employee with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by both parties. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion. To the extent any terms of this Agreement conflict with any terms of the Executive Agreement, the terms of the Executive Agreement shall take precedence.

13. Severability; Blue Pencil. The Employee and the Company hereby expressly agree that the provisions of this Agreement are severable and, if any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect, and any such provision or covenant shall nevertheless be enforceable as to the balance thereof to the extent determined by a court of competent jurisdiction. It is the intent of the parties that if a court of competent jurisdiction determines that any provision of this Agreement is overly broad in any respect, that such court blue-pencil such provision and enforce the provision to the extent the court determines is reasonable.

14. At-Will Status; Binding Effect; Survival; Benefit. The Employee is at all times an “at-will” employee of the Company, and nothing herein shall be construed to vary the “at-will” status of your employment. Sections 3 through 13 and Sections 16 and 17 of this Agreement shall survive its termination and the termination of the Employee’s employment with the Company. This Agreement shall be binding upon the Employee, without regard to the duration of his or her employment by the Company, any changes in the terms and conditions employee’s employment (including, but not limited to, with respect to employee’s responsibilities, duties, position, compensation or title) or the reasons for the cessation of such employment (except as provided in Section 4), and upon his or her administrators, executors, heirs, and assigns, and shall inure to the benefit of the company and its affiliates and subsidiaries, and its and their successors and assigns.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

16. Governing Law; Jury Waiver. This Agreement shall be governed by and construed, without regard to any jurisdiction’s conflicts of law provisions, in accordance with the laws of the Commonwealth of Massachusetts if Employee is located in, or works in, Massachusetts; otherwise, this Agreement shall be governed by and construed in accordance with the laws of the State in

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which the employee works. Any dispute between Employee and the Company shall be litigated exclusively in the Business Litigation Session of the Suffolk Superior Court of the Commonwealth of Massachusetts without regard to venue, whose laws shall govern this Agreement, to whose jurisdiction Employee hereby agrees to submit and for whom this Agreement shall be considered a waiver of any objections to venue, personal jurisdiction, forum non conveniens, or any other jurisdictional defense. Each party hereby fully, knowingly, and irrevocably waives any and all rights to a trial by jury and consents to a trial without any such jury. This Agreement shall be considered a sealed instrument.

17. Notices. Any notice required or permitted by this Agreement shall be effective when received, and shall be sufficient if in writing and personally delivered (including by express courier) or sent by certified mail with return receipt to the address set forth at the end of this Agreement or at such other address as may by notice be specified by one party to the other or otherwise as permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the undersigned have hereunto set their hands and seals in Boston, Massachusetts, all as of the date set forth below.

[Signature Page to Follow]

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THE COMPANY:

ASPEN AEROGELS, INC.
By:	/s/ Donald R. Young	Date:	March 25, 2022
Name:	Donald R. Young
Title:	President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Virginia Hope Johnson	Date:	March 25, 2022
Virginia Hope Johnson

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